Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-194972) and Form S-8 (Nos. 333-194530, and 333-139356) of our reports dated March 9, 2016, with respect to the consolidated financial statements and schedule of GTT Communications, Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the effectiveness of internal control over financial reporting of GTT Communications, Inc. as of December 31, 2015 included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ CohnReznick LLP
March 9, 2016
Tysons, Virginia